EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PETROHAWK ENERGY CORPORATION

REPORTS QUARTERLY FINANCIAL AND OPERATING RESULTS

151% YEAR OVER YEAR PRODUCTION GROWTH

One Hundred Wells Drilled; 98% Success

New Acquisition Closed;

Company Now Owns 80,000 Net Acres in Fayetteville Shale

HOUSTON – August 8, 2007– Petrohawk Energy Corporation (NYSE: HK; “Petrohawk” or “the Company”) announced second quarter financial and operating results as well as an additional acquisition of a private company with interests in Fayetteville Shale properties.

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Petrohawk reported record revenue of $234 million, a 170% increase over the same period one year ago. Average daily production for the quarter was 324 million cubic feet of natural gas equivalent (Mmcfe/d), approximately 85% natural gas, in line with the Company’s guidance of 318-328 Mmcfe/d after 2 Mmcfe/d in divestitures. This represents a 151% increase over the same period a year ago.

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Petrohawk also reported net income of $46 million, or $0.27 per fully diluted common share, for the quarter before adjusting for non-cash items, mainly generated by a mark-to-market of derivative contracts. Net income for the quarter reached $29 million, or $0.17 per fully diluted common share, after excluding selected items (see Selected Item Review and Reconciliation Table). Cash flows from operations were $167 million, and cash flows before changes in working capital (a non-GAAP measure) were $148 million for the quarter, or $0.86 per share, a 218% quarter over quarter increase.

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The Company’s cost structure continues to be a catalyst for excellent margins. Lease operating expense (LOE) was reported at $0.59 per Mcfe compared to $0.96 per Mcfe one year ago. Total operating costs (including lease operating, workover, production taxes and gathering and transportation and other expenses) were $1.48 per Mcfe, compared to $1.84 per Mcfe for the same period a year ago.

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Petrohawk is approximately 80% hedged based on its production outlook for the third quarter of 2007 utilizing mostly costless collars with an average floor for natural gas of $7.27 per Mcf. The average floor on oil hedges is $63.61 per Bbl. The Company maintains an active hedging program designed to limit volatility and to protect its capital program. Petrohawk gained $0.07 per Mcf from hedging during the quarter, bringing realized natural gas prices to $7.58 per Mcf. Price realizations also contributed to record revenues. Before the effect of hedges, the Company realized 99% of NYMEX for its natural gas production and 95% of NYMEX for oil.

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Petrohawk drilled 100 wells during the quarter with a 98% success rate. By region, 74 out of 75 wells were successful in the Mid-Continent region. This included eleven Fayetteville Shale wells, four of which were operated and completed for an average initial production rate of 3.0 MMcfe/d. Thirty-four wells were drilled in Elm Grove Field (Caddo, Bossier and Desoto Parishes, Louisiana) and nine wells were drilled in Terryville Field (Lincoln Parish, Louisiana), including one well to the deeper Gray Sand zone which is currently being completed. Seventeen out of 18 wells were successfully drilled in the Gulf Coast region, and seven wells were drilled in the Permian region with 100% success. The Company is currently utilizing 19 drilling rigs, including 13 operated rigs.

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In early August, Petrohawk closed an acquisition of a private company with properties in Arkansas, Indiana and Texas, as wells as the acquisition of the interests of several other private entities, which when combined total over 32,000 net acres in the Fayetteville Shale in Arkansas, 16,000 net acres in the New Albany Shale in Indiana and 3,000 net acres in Texas. On June 25, 2007, the Company announced the acquisition of 32,500 net acres in the Fayetteville Shale play, a transaction which has also closed. The Company’s total current position in the Fayetteville Shale, primarily located in Van Buren County, Arkansas, is now approximately 80,000 net acres. Petrohawk’s drilling activities in the Fayetteville Shale will be expanded to four operated rigs expected to be drilling by year end. Approximately 25 operated wells are planned for the third and fourth quarters as well as an estimated 40 non-operated wells. The Company plans to have as many as eight operated rigs drilling on its acreage by mid-2008.

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During the quarter, an engineering study was completed in Terryville field to evaluate drainage efficiency. This study determined that drilling on 20-acre spacing would accomplish more optimal drainage and increased density drilling has begun. The Company plans up to ten 20-acre wells during the balance of 2007. The Company expects that 20-acre spacing could add a substantial number of additional locations to the approximately 550 probable and possible locations already cataloged on 40-acre spacing.

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On June 25, 2007, the Company announced plans to divest its Gulf Coast Division and concentrate on growth in its Mid-Continent region, which represents a shift to drilling activities in the lower-risk, lower-cost areas of North Louisiana and East Texas (Cotton Valley, Travis Peak, James Lime) and the Fayetteville and Woodford Shales. Petrohawk also announced plans to form a Master Limited Partnership (MLP) with certain of its long-lived, low maintenance properties from the Permian, Anadarko and Arkoma regions.

“Our drilling program will expand dramatically across our substantial acreage position in the Fayetteville Shale,” said Floyd C. Wilson, President and Chief Executive Officer. “Downspacing and 3D seismic in Terryville and horizontal drilling in Elm Grove add to our already extensive development plans in those fields. In addition to drilling success, we continue to take advantage of our low cost structure, our well-placed hedges, and high price realizations to deliver results through the commodity cycle. Growth opportunities available to Petrohawk are like never before.”

Additional Third Quarter Operational Data

Elm Grove Field – Petrohawk maintained a high level of activity during the second quarter in both Elm Grove and Terryville fields. In Elm Grove field, the Company continued its five-rig drilling program, and the results of this program continue to produce excellent results. Of 34 total wells drilled, 22 were operated with an average working interest (WI) of 78% and an average initial rate of 2.0 Mmcfe/d. Petrohawk also participated in a second horizontal well which was completed at a rate of over 4.0 Mmcfe/d. The Company plans to initiate a horizontal program during the third quarter with a total of four wells scheduled to be drilled and completed by the end of the year. The 20 acre program in Elm Grove also continues to show positive results. Year to date, the Company has fourteen 20-acre locations on production with an average initial rate of 1.5 Mmcfe/d.

Terryville Field – The Company drilled nine wells in the field, all operated, with an average WI of 86%. Eight of the wells have been completed in the Lower Cotton Valley Sand with an average initial rate of 3.6 Mmcfe/d. The other well was drilled to the Gray Sand and is currently being completed. In addition, the first of up to ten 20-acre 2007 locations is currently drilling, and another Gray sand well was completed for 6.1 Mmcfe/d. A 50-square mile 3D seismic program, designed to help define additional deeper zone opportunities, has been completed and the data is currently being processed. The Company expects to begin drilling based on the 3D seismic data by early fourth quarter.

Fayetteville Shale – The Fayetteville Shale trend in Van Buren County, Arkansas has continued to produce outstanding results for the Company. Four wells were completed during the quarter with an average of 89% WI and an average initial rate of 3.0 Mmcfe/d. Two of the wells were stimulated utilizing a simultaneous fracturing technology, whereby wells are drilled on 40-acre spacing and are fracture stimulated at the same time. These wells had initial rates of 3.5 Mmcfe/d and 3.8 Mmcfe/d and are the first in a series of wells planned to test this technology. With the recently announced acquisitions in the play, the Company will be increasing the level of drilling activity throughout the balance of 2007 and into 2008, with the expectation of utilizing as many as eight operated drilling rigs by mid-2008.

Other Mid-Continent Activity – Petrohawk is active in three wells in the James Lime horizontal trend of North Louisiana and East Texas. The Classic Marfel #1 (50%) in the Benson field in Desoto Parish, Louisiana tested at 1.7 Mmcfe/d prior to frac and is waiting on pipeline connection and fracture stimulation. The Petrohawk Lehman #1H (74% WI) in the Kendrick field in Nacogdoches County, Texas is producing 3.0 Mmcfe/d, and the Petrohawk Sustainable Forest #1H (100% WI) in the Benson field is drilling. A Travis Peak well, the Petrohawk Parmer #1 (74% WI) in Nacogdoches County, Texas, recently completed at an initial rate of 2.5 Mmcfe/d.

Lions Field – Two wells were brought on production during the quarter in the Lions field in Goliad County, Texas. The Weise #4 “A” (42% WI) had an initial rate of 12.2 Mmcfe/d, and the Wright Materials #2 (44% WI) had an initial rate of 7.0 Mmcfe/d. Additionally, Petrohawk is initiating drilling operations on two new wells in the field, the Weise GU “A” #3 (43% WI) and Weise GU “A” #2 (42% WI).

Other Gulf Coast Activity – In the Lower Texas Gulf Coast, Petrohawk is currently drilling ahead at the Newfield Guerra “D” #8 (50% WI), a Lower Vicksburg development well in the La Reforma field, Starr County. In the Upper Texas Gulf Coast, two Lower Wilcox wells located in Colorado County were drilled. The Petrohawk Garrett GU #3 (69% WI), a field development well in the Wolfpack field, was drilled to 15,850’ and encountered approximately 265’ of net gas pay in seven sands, and the Petrohawk Hancock #1 (25% WI), an exploratory well in the Provident City field, was drilled to 18,400’ and encountered apparent gas pay that is currently being tested. In South Louisiana, the Walters Oil and Gas Roy #1 (40% WI) is waiting on completion. The well was drilled to 16,310’, and approximately 25’ of gas pay was logged in the Camerina 1. Recently, a significant exploration well in Lavaca County, Texas in which Petrohawk owns a 38% WI encountered significant shows while drilling in the Lower Wilcox at approximately 14,500’. In the Winchester field in Wayne County, Mississippi, approximately 62’ of oil pay in the Smackover was logged in the Petrohawk Dyess 4-12 #1 (20% WI) at 16,371’ total depth.

Capital Program and Third Quarter Outlook

Petrohawk has raised its full year 2007 capital budget to $675 million. The increase includes seismic and drilling activities associated with newly acquired acreage in the Fayetteville Shale.

Additionally, the Company provided its outlook for third quarter as follows:

Production (Mmcfe/d)	322- 332
Lease Operating Expense	$0.55 - $0.65
Workover Expense and Other	$0.08 - $0.12
Production (Ad Valorem and Severance) Taxes	6.75% - 7.25% (of Revenue)
Gathering, Transportation and Other	$0.22 - $0.28
General and Administrative	$0.50 - $0.60(1)
Depletion, Depreciation and Amortization	$3.35 - $3.45
Interest Expense	$1.05-$1.15(2)
Income Taxes	Effective rate of 37%-38% (90% deferred)
Price Realizations (% of NYMEX, before effect of hedges)	Natural Gas: 97%-99% Oil: 92%-96%

(1)	Includes non-cash stock compensation of $0.12-$0.16
(2)	Includes non-cash interest items of $0.03-$0.06

Hedging Activity

An additional 2,500 barrels of oil per day were hedged for the balance of 2007 at an average floor of $65.00 and an average ceiling of $85.27. The following summarizes the Company’s hedge positions for the second half of 2007 and 2008:

	July-Dec 2007			2008
	GAS			GAS
	Volume (Bbtu)	Floor	Ceiling	Volume (Bbtu)	Floor	Ceiling
Collars	29,500	$7.02	$11.44	32,820	$7.04	$10.74
Swaps	7,020	$7.95		8,230	$7.83
Puts	3,640	$8.00		—	—
Total Volume and Average Prices	40,160	$7.27	$11.44	41,050	$7.19	$10.74

	OIL			OIL
	Volume (Mbbl)	Floor	Ceiling	Volume (Mbbl)	Floor	Ceiling
Collars	1,239	$63.61	$82.78	792	$64.96	$80.26
Swaps	18	$63.85		144	$38.10
Total Volume and Average Prices	1,257	$63.61	$82.78	936	$60.83	$80.26

Total (Mmcfe)	45,823			44,749

David Elkouri to Join Petrohawk as EVP – General Counsel and Secretary

The Company announced today the election of David S. Elkouri as Executive Vice President, General Counsel and Secretary. David has served as lead outside counsel for Petrohawk since 2004 and has been actively involved in the Company’s growth since that time. He co-founded the law firm Hinkle, Elkouri, LLC in 1987, a firm focused on tax, corporate and securities law with an emphasis on the oil and gas industry. Mr. Elkouri is graduate of the University of Kansas School of Law and served as the Research Editor of The Kansas Law Review.

“We are excited to have David as a member of our management team on a full time basis,” said Floyd C. Wilson. “His experience and knowledge has been and will be invaluable as we continue to grow our company, form our new master limited partnership, HK Energy Partners LP, and work to continue to create stockholder value in both entities.”

Second Quarter Financial and Operational Results Conference Call

Petrohawk will hold a conference call on Wednesday, August 8, 2007 at 9:00 a.m. Central Daylight Time (10:00 a.m. Eastern Daylight Time) to discuss its second quarter results. To access, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Energy Conference ID 7034415. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 20, 2007. To access the replay, please dial 800-642-1687 and reference conference ID 7034415. International callers may listen to a playback by dialing 706-645-9291.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of oil and gas, with properties concentrated in the Mid-Continent, Onshore Gulf Coast and Permian regions.

For more information contact Joan Dunlap, Vice President—Investor Relations, at (832) 204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s other reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

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PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating revenues:
Oil and gas	$233,482	$86,414	$442,725	$189,420
Operating expenses:
Production:
Lease operating	17,416	11,317	33,292	22,866
Workover and other	1,845	1,771	4,022	2,490
Taxes other than income	16,628	6,309	30,278	14,607
Gathering, transportation and other	7,599	2,264	15,023	4,136
General and administrative	16,980	8,931	32,581	15,619
Depletion, depreciation and amortization	100,210	37,458	196,048	74,908

Total operating expenses	160,678	68,050	311,244	134,626

Income from operations	72,804	18,364	131,481	54,794
Other (expenses) income:
Net gain (loss) on derivative contracts	31,591	1,644	(27,342)	26,447
Interest expense and other	(31,789)	(10,923)	(62,539)	(19,995)

Total other (expenses) income	(198)	(9,279)	(89,881)	6,452

Income before income taxes	72,606	9,085	41,600	61,246
Income tax provision	(26,975)	(4,232)	(15,384)	(23,454)

Net income	45,631	4,853	26,216	37,792
Preferred dividends	—	(109)	—	(217)

Net income available to common stockholders	$45,631	$4,744	$26,216	$37,575

Earnings per share of common stock:
Basic	$0.27	$0.06	$0.16	$0.45

Diluted	$0.27	$0.06	$0.15	$0.45

Weighted average shares outstanding:
Basic	167,783	83,613	167,546	82,886

Diluted	172,113	85,383	171,490	84,755

PETROHAWK ENERGY CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	June 30, 2007	December 31, 2006
Assets:
Current assets	$205,902	$246,712
Oil and gas properties, net	3,311,537	3,060,243
Other assets	961,808	972,701

Total assets	$4,479,247	$4,279,656

Liabilities and stockholders’ equity:
Current liabilities	$321,457	$332,019
Long-term debt	1,474,583	1,326,239
Other noncurrent liabilities	720,091	693,054
Stockholders’ equity	1,963,116	1,928,344

Total liabilities and stockholders’ equity	$4,479,247	$4,279,656

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Cash flows from operating activities:
Net income	$45,631	$4,853	$26,216	$37,792
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation and amortization	100,210	37,458	196,048	74,908
Income tax provision	26,975	4,232	15,384	23,454
Stock-based compensation	3,398	1,223	6,285	1,868
Net unrealized (gain) loss on derivative contracts	(29,933)	(6,636)	45,038	(37,591)
Net realized loss (gain) on derivative contracts acquired	11	5,438	(2,429)	9,934
Other	1,382	(195)	2,738	(375)

Cash flow from operations before changes in working capital	147,674	46,373	289,280	109,990
Changes in working capital	19,523	3,247	13,189	(6,449)

Net cash provided by operating activities	167,197	49,620	302,469	103,541

Cash flows from investing activities:
Oil and gas capital expenditures	(171,052)	(72,092)	(395,548)	(123,349)
Acquisition of Winwell Resources, Inc., net of cash acquired of $14,965	—	(2,762)	—	(175,037)
Acquisition of oil and gas properties	(58,771)	941	(60,345)	(85,295)
Proceeds received from sale of oil and gas properties	8,855	1,946	8,855	49,519
Other	(1,723)	(203)	(1,985)	21,994

Net cash used in investing activities	(222,691)	(72,170)	(449,023)	(312,168)

Cash flows from financing activities:
Proceeds from exercise of common stock options	566	318	1,966	842
Proceeds from issuance of common stock	—	—	—	188,500
Acquisition of common stock	—	—	—	(46,200)
Proceeds from borrowings	238,000	40,000	487,000	325,000
Repayment of borrowings	(181,423)	—	(342,838)	(235,000)
Net realized (loss) gain on derivative contracts acquired	(11)	(5,438)	2,429	(9,934)
Offering costs	—	(379)	—	(10,686)
Buyback of preferred stock	—	(4,397)	—	(4,397)
Other	(1,485)	(749)	(1,499)	(1,962)

Net cash provided by financing activities	55,647	29,355	147,058	206,163

Net increase (decrease) in cash	153	6,805	504	(2,464)

Cash at beginning of period	5,944	3,642	5,593	12,911

Cash at end of period	$6,097	$10,447	$6,097	$10,447

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per unit and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Production:
Natural gas—Mmcf	25,069	8,321	49,595	16,979
Crude oil—Mbbl	731	569	1,479	1,165
Natural gas equivalent—Mmcfe	29,454	11,737	58,468	23,971
Daily production—Mmcfe	324	129	323	132

Average price per unit:
Realized oil price per Bbl—as reported	$62.07	$66.86	$59.05	$63.28
Realized impact of derivatives per Bbl	(0.24)	(11.60)	1.70	(9.08)

Net realized oil price per Bbl	$61.83	$55.26	$60.75	$54.20

Realized gas price per Mcf—as reported	7.51	5.80	7.17	6.80
Realized impact of derivatives per Mcf	0.07	0.19	0.31	(0.03)

Net realized gas price per Mcf	$7.58	$5.99	$7.48	$6.77

Cash flow from operations (1)	147,674	46,373	289,280	109,990
Cash flow from operations—per share (diluted)	0.86	0.54	1.69	1.30

Average cost per Mcfe:
Production:
Lease operating	0.59	0.96	0.57	0.95
Workover and other	0.06	0.15	0.07	0.10
Taxes other than income	0.56	0.54	0.52	0.61
Gathering, transportation and other	0.26	0.19	0.26	0.17
General and administrative:
General and administrative	0.46	0.66	0.45	0.57
Stock-based compensation	0.12	0.10	0.11	0.08
Depletion	3.36	3.15	3.31	3.07

(1)	Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

PETROHAWK ENERGY CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Unrealized (gain) loss on derivatives: (1)
Natural gas	$(32,518)	$(7,901)	$36,477	$(41,322)
Crude oil	2,585	1,265	8,561	3,731

Total mark-to-market non-cash charge	(29,933)	(6,636)	45,038	(37,591)
Stock-based compensation	3,398	1,223	6,285	1,868
Loss on extinguishment of debt	—	—	—	1,500

Total selected items, before tax	(26,535)	(5,413)	51,323	(34,223)
Income tax effect of selected items	9,813	1,995	(18,979)	12,612

Selected items, net of tax	(16,722)	(3,418)	32,344	(21,611)
Net (loss) income available to common stockholders, as reported	45,631	4,744	26,216	37,575

Net income available to common stockholders, excluding selected items	$28,909	$1,326	$58,560	$15,964

Basic (loss) earnings per share of common stock, as reported	$0.27	$0.06	$0.16	$0.45
Impact of selected items	(0.10)	(0.04)	0.19	(0.26)

Basic earnings per share of common stock, excluding selected items	$0.17	$0.02	$0.35	$0.19

Diluted (loss) earnings per share of common stock, as reported	$0.27	$0.06	$0.15	$0.45
Impact of selected items	(0.10)	(0.04)	0.19	(0.26)

Diluted earnings per share of common stock, excluding selected items (2)	$0.17	$0.02	$0.34	$0.19

(1)	Represents the unrealized gain (loss) associated with the mark-to-market valuation of outstanding derivative positions at June 30, 2007 and 2006.
(2)	Preferred dividends have been added back for the diluted earnings per share calculations for the three and six months ended June 30, 2006.